Exhibit 5.1
                                                                     -----------

                                                    July 13, 1998


Endogen, Inc.
30 Commerce Way
Woburn, MA  01801

         Re:  Registration Statement on Form S-8 Relating to the
              1992 Stock Plan of Endogen, Inc. (hereinafter the "Plan")
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Ladies and Gentlemen:

         Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by Endogen, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 231,501 shares of Common Stock, $.01 par value, of the Company issuable pursuant to the Plan (the "Shares").

         We have examined, and are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Restated Articles of Organization and By-laws of the Company, the minute books and stock records of the Company and originals of such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan will be validly issued, fully paid and nonassessable.

         We hereby consent to filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                           Very truly yours,

                                           /s/ TESTA, HURWITZ & THIBEAULT, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP